Exhibit 99.1

PRESS RELEASE

First Bankshares, Inc.

Reports loan growth of 22% and 2 cents per share decline in income for 9 months ended September 30, 2008 compared to same period ended September 2007

Contact:	Darrell G. Swanigan, President & CEO
First Bankshares, Inc. and SuffolkFirst Bank
Suffolk, VA
Telephone: 757-934-8200
E-mail: dgs@suffolkfirstbanks.com

SUFFOLK, VA, October 22, 2008 [PRNewswire-First Call]/ — Darrell G. Swanigan, President and CEO of First Bankshares, Inc. (NASDAQ: SUFB) and SuffolkFirst Bank headquartered in Suffolk, VA, commented, “According to regulatory capital standards, SuffolkFirst Bank has been ‘well capitalized’ since opening for business in January 2003, and we are again pleased to report on September 30, 2008 the Bank’s capital is strong, and we remain ‘well capitalized.’ ”

Over the past year, the Federal Reserve’s attempt to stabilize the economy by reducing interest rates resulted in a 375 basis point decline in the prime rate from 8.25% in September 2007 to 4.50% on October 8, 2008. This aggressive move by the Federal Reserve Bank has influenced our earnings as our balance sheet historically has been asset rate sensitive, and as a result, our net interest margin continues to mirror these interest rate adjustments within specific segments of our loan and investment portfolio. The outcome of the Fed’s policy resulted in assets adjusting faster than rates paid on deposits which represents a 72 basis point decline in the net interest margin from 3.29% for the 9 month period ended September 30, 2007 compared to 2.57% for the same period ended September 2008. For 6 months ended June 30, 2008, the net interest margin was 2.56%. Management anticipates continued temporary pressures on the net interest margin until competitive pressures to maintain unusually high rates paid on deposits stabilize.

After tax income of $414 thousand for 9 months ended September 30, 2008 represents a decline of $33 thousand or 7% compared to the same 9 month period ended September 30, 2007 net income of $447 thousand. After tax income of $75.3 thousand for 3 months ended September 30, 2008 compared to the previous quarter June 30, 2008 after tax income of $78.7 thousand declined $3.4 thousand or 4.3%. On a per share comparison, operating results reflect a 2 cents per share decline from 20 cents for the 9 month period ended September 30, 2007 compared to 18 cents for the same period end September 30, 2008. Net income for the operating period ended September 30, 2008 includes an after tax gain on the sale of securities of $174 thousand in the first quarter 2008.

Although net operating income did not meet our projections, we are hopeful that interest rates will stabilize and margins will improve when the economy begins its recovery. Interest income for the 9 month comparison period September 30, 2008 compared to the same period end 2007, increased $1.2 million or 20% while interest expense increased 35% or $1.1 million. Non interest income for the same period increased 100% or $361 thousand which was primarily the result of a $264 thousand before tax gain on the sale of securities in the first quarter 2008. A 15% or $384 thousand increase in non interest expense for the same period comparison can be attributed to additional operating expenses to include overhead and salaries related to the opening of the Main Office in North Suffolk in October 2007. Net interest income on September 30, 2008 of $2.783 million reflects a slight $5 thousand decline or 0.18% after a $214 thousand or 140% increase in the provision to the Allowance for Loan Losses compared to the same 9 month period end September 30, 2007. For the recent quarter ended September 30, 2008, management increased the provision for loan losses by 57% or $34 thousand over the previous June 30, 2008 quarter provision of $60 thousand.

On September 30, 2008, total assets stood at $169.5 million and grew $5.6 million which represents a 3% increase compared to assets of $163.9 million on September 30, 2007. Prior to September 30, 2008, management implemented a short term leveraged investment strategy at the end of each quarter and invested in short term maturity U.S. Government agency securities that were funded by short term borrowings. This investment strategy was used exclusively to decrease the bank’s franchise tax liability. Management has temporarily discontinued this investment strategy due to the current interest rate environment. Therefore, the quarter end September 30, 2008 balance sheet does not reflect a leveraged transaction compared to the September 30, 2007 quarter end balance sheet which includes short term investments of $20 million equally funded by short term borrowings.

Net Loans stood at $117 million on September 30, 2008 and grew $4.6 million or 4% in the third quarter compared to $112.6 million on June 30, 2008. September 30, 2007 net loans were $96 million and grew $21 million or 22% for the 12 month comparison. As of September 30, 2008, net loan losses for 9 months ended September 30, 2008 were $48 thousand and represent 0.4% of net loans. On September 30, 2008, non performing loans more than 90 days delinquent in interest and principal stood at $1.1 million compared to none a year ago September 30, 2007. Non performing loans include the balance of a $134 thousand loan guaranteed by the Small Business Administration which we expect a 100% recovery, and a loan of $677 thousand secured by commercial real estate is in process of foreclosure. According to management’s assessment of the collateral securing the loan, we do not anticipate a material change in the Allowance for Loan Loss. The remaining balances in non performing loans of $281 thousand were in process of being restructured at quarter end and are currently performing. Non performing loans on September 30, 2008 represent 0.93% of net loans and the Allowance for Loan Losses represents 0.94% of total outstanding loans of $118.3 million. Management believes the Allowance is adequate considering the current and historical performance of the loan portfolio.

Deposits of $133.1 million on September 30, 2008 grew $23.7 million or 21.7% compared to deposits of $109.4 on September 30, 2007, and for the recent quarter comparison June 30, 2008 to September 30, 2008 deposits grew $9.5 million or 7.7%.

Recent reports of losses by various financial institutions brought on by “sub prime lending” practices and capital problems related to losses in their investment portfolios have unjustly and regrettably painted well managed and well capitalized banks with the same brush by some of the media. As our Bank expanded and recorded rapid growth over the past 5 years, we have historically been well capitalized. Management hasn’t participated in speculative “sub prime lending” and we did not invest in Fannie Mae or Freddie Mac perpetual preferred stock. The management team of First Bankshares and SuffolkFirst Bank is committed to continue our focus toward a “well capitalized” bank as we navigate through this taxing economic cycle. Ultimately, we are encouraged this element of our strategic plan will be beneficial for our shareholders and customers.

SuffolkFirst Bank is a wholly owned subsidiary of First Bankshares, Inc., a one bank holding which was approved by SuffolkFirst shareholders in May 2008. SuffolkFirst operates three full service offices in the City of Suffolk. Shares of First Bankshares, Inc., are traded on the NASDAQ stock exchange under the symbol SUFB.

This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “intends,” “should,” “expects,” “will,” variations of similar expressions are intended to identify forward-looking statements. These statements are management’s beliefs as to the expected outcome of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, and degree of occurrence. Results and outcome may differ from what may be expressed or forecasted in forward-looking statements. Factors that could make a difference include, among others, changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including real estate values and collateral values; deposit flow; and the impact of competition from traditional or new sources. These and other issues that may emerge could affect decisions and results to differ materially from current expectations. SuffolkFirst Bank assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

First Bankshares, Inc. and subsidiary SuffolkFirst Bank

Selected Financial Information (Unaudited)

(in thousands, except for per share data)

First Bankshares, Inc. and Subsidiary

Summary Balance Sheets

(in thousands)

	Sept. 30, 2007	Sept. 30, 2008	Increase/ (Decrease)	% Increase/ (Decrease)
	(unaudited)	(unaudited)
Cash and due from banks	$2,315	$2,303	$(12)	-0.52%
Securities available-for-sale, at fair value	56,705	38,576	(18,129)	-31.97%
Loans, net	96,030	117,182	21,152	22.03%
Other assets	8,854	11,475	2,621	29.60%

Total assets	$163,904	$169,536	5,632	3.44%

Deposits
Demand	$19,890	$21,365	1,475	7.42%
Savings	2,240	2,837	597	26.65%
Time	87,232	108,867	21,635	24.80%

Total deposits	109,362	133,069	23,707	21.68%
Federal funds purchased and borrowed funds	36,956	20,003	(16,953)	-45.87%
Other liabilities	1,308	1,046	(262)	-20.03%

Total liabilities	147,626	154,118	6,492	4.40%

Total stockholders’ equity	16,278	15,418	(860)	-5.28%

Total liabilities and stockholders’ equity	$163,904	$169,536	5,632	3.44%

Summary Statements of Income

(in thousands except for per share data)

	Nine Months Ended		Increase/ (Decrease)	% Increase/ (Decrease)
	Sept. 30, 2007	Sept. 30, 2008
	(unaudited)	(unaudited)
Interest income	$6,044	$7,276	$1,232	20.38%
Interest expense	3,167	4,279	$1,112	35.11%

Net interest income	2,877	2,997	$120	4.17%
Provision for loan losses	89	214	$125	140.45%
Net interest income after provision for loan losses	2,788	2,783	$(5)	-0.18%
Non interest income	358	719	$361	100.84%
Non interest expense	2,497	2,881	$384	15.38%

Net income before income tax	649	621	$(28)	-4.31%
Income tax expense	202	207	$5	2.48%

Net income	$447	$414	$(33)	-7.38%

Income per share, basic	$0.20	$0.18	$(0.02)	-10.00%

Key Ratios

	Sept. 30, 2007	Sept. 30, 2008	Increase/ (Decrease)	% Increase/ (Decrease)
Return on average assets	0.46%	0.32%	-0.14%	-30.43%

Return on average equity	3.67%	3.26%	-0.41%	-11.17%

Net interest margin	3.29%	2.57%	-0.72%	-21.88%

Average earning assets/total average assets	93.88%	94.24%	0.36%	0.38%

Average loans/average deposits	82.75%	89.59%	6.84%	8.27%

Allowance for loan losses/period end loans	0.96%	0.94%	-0.02%	-2.08%

Period end shareholders’ equity/period end assets	9.93%	9.09%	-0.84%	-8.46%

Tier two risk-based capital ratio	16.18%	15.82%	-0.36%	-2.22%

Efficiency ratio	73.00%	79.00%	6.00%	8.22%